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                                                                    EXHIBIT 2.14


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement"), effective March 31, 1998, is by and among VISION TWENTY-ONE, INC., a Florida corporation ("Vision Twenty-One"), VISION TWENTY-ONE OF WISCONSIN, INC. (the "Purchaser"), VISION INSURANCE PLAN OF AMERICA, INC., a Wisconsin corporation (the "Company"), and MARTIN F. STEIN, ROBERT L. SOWINSKI, EUGENE H. EDSON, STEPHEN L. CHERNOF, THOMAS
W. WITTER, and JOHN C. COLMAN, not individually but solely as Trustee of the John C. Colman Trust u/t/a dated August 5, 1994 (individually, a "Stockholder" and collectively, the "Stockholders").

                                 R E C I T A L S

         A. Stockholders own all of the issued and outstanding shares of capital stock of the Company.

         B. Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to Purchaser, all of the issued and outstanding capital stock of the Company, pursuant to and in accordance with this Agreement.

         C. The Stockholders also own substantially all of the issued and outstanding shares of capital stock of EyeCare One Corp., a Delaware corporation ("EyeCare One").

         D. Simultaneously with the consummation of this transaction, Vision Twenty-One, EyeCare One and all of the stockholders of EyeCare One desire to effect a business combination and merger of EyeCare One with and into Vision Twenty-One upon the terms and subject to the satisfaction of the conditions precedent contained in that certain Agreement and Plan of Reorganization between Vision Twenty-One, EyeCare One and the Stockholders (the "Merger Agreement").

         E. For financial and accounting reporting purposes, it is intended that the transactions described herein and in the Merger Agreement be accounted for as a pooling of interests (the "Pooling of Interests").

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

                  1.1. AAA. The term "AAA" shall mean the American Arbitration Association.
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                  1.2.  Active Stockholders. The term "Active Stockholders"
shall mean Martin F. Stein, Robert L. Sowinski, Stephen L. Chernof and Thomas W. Witter.

                  1.3. Affiliate. The term "Affiliate" with respect to any person or entity shall mean a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such person or entity.

                  1.4. Assets. The term "Assets" shall mean all of the assets of the Company.

                  1.5. Closing. The term "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

                  1.6. Closing Date. The term "Closing Date" shall mean March 31, 1998, or such other date as mutually agreed upon by the parties.

                  1.7. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.8. Commitments. The term "Commitments" shall have the meaning set forth in Section 3.11.

                  1.9. Common Stock. The term "Common Stock" shall mean the common stock, par value $.01 per share, of Vision Twenty-One.

                  1.10. Company Balance Sheet. The term "Company Balance Sheet" shall have the meaning set forth in Section 3.8.

                  1.11. Company Balance Sheet Date. The term "Company Balance Sheet Date" shall have the meaning set forth in Section 3.8.

                  1.12. Company Common Stock. The term "Company Common Stock" shall mean the common stock of the Company.

                  1.13. Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  1.14. Financial Statements. The term "Financial Statements" shall have the meaning set forth in Section 3.8.

                  1.15. GAAP. The term "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis with prior periods, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or


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other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of the determination.

                  1.16. Material Adverse Effect. The term "Material Adverse Effect" shall mean a material adverse effect on the business, assets, operations, condition (financial or otherwise) or results of operations, taken as a whole, considering all relevant facts and circumstances, of the subject company (which, in the case of the Company, shall include EyeCare One) and its subsidiaries.

                  1.17. SEC. The term "SEC" shall mean the Securities and Exchange Commission.

                  1.18. Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended.

                  1.19. Stock. The term "Stock" shall have the meaning set forth in Section 2.1.

                  1.20. Stock Purchase Consideration. The term "Stock Purchase Consideration" shall mean the consideration set forth in Section 2.3 of this Agreement.

         2.       PURCHASE AND SALE OF STOCK.

                  2.1. Purchase of Stock. Upon and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and accept delivery from each Stockholder of, and each Stockholder agrees to sell, assign, transfer and deliver to Purchaser, at the Closing, all of the issued and outstanding shares of common stock of the Company owned by such Stockholder (collectively, for all of the Stockholders, the "Stock"), free and clear of all liens, pledges, security interests, claims, charges, restrictions, equities or encumbrances of any kind whatsoever.

                  2.2. The Closing. The Closing shall take place on the Closing Date at the offices of Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Boulevard, Suite 2800, Tampa, Florida 33602 or at such other location as the parties shall mutually agree.

                  2.3. Stock Purchase Consideration. As consideration for the Stock, Purchaser shall pay to the Stockholders the aggregate value of One Million Four Hundred Thousand Dollars ($1,400,000) (the "Stock Purchase Consideration"). The Stock Purchase Consideration shall consist of shares of Vision Twenty-One Common Stock to be delivered to the Stockholders in proportion to their respective ownership of the Company Common Stock as set forth on
Schedule 2.3. The aggregate number of One Common Stock to be delivered to the Stockholders in proportion to their respective


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shares of Vision Twenty-One Common Stock to be delivered shall be that whole number equal to (but not greater than) the Stock Purchase Consideration divided by $9.46 (the "Valuation Price").

                  2.4. Fractional Shares. Notwithstanding any other provision herein, no fractional shares of Common Stock will be issued. Fractional shares shall be rounded down to the nearest whole number of shares.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS. The Company and the Active Stockholders hereby jointly and severally represent and warrant to Purchaser and Vision Twenty-One that the following are true and correct on the date hereof; when used in this Section 3, the term "best knowledge" (or words of similar import) shall mean actual knowledge, and in the case of the Company, shall mean the actual knowledge of Robert L. Sowinski and Thomas W. Witter:

                  3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified and licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by the Company or the practice of the businesses conducted by the Company makes such qualification necessary or desirable, except where the failure to be so qualified would not have a Material Adverse Effect. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

                  3.2 Capitalization. The authorized capital stock of the Company consists of 9,000 shares of Company Common Stock, of which 4,500 shares are issued and outstanding. The Stockholders own all of the issued and outstanding Company Common Stock in the amounts set forth on Schedule 3.2. Each outstanding share of Company Common Stock has been legally and validly issued and is fully paid and nonassessable except as set forth in Section 180.0622(2)(b) of the Wisconsin Statutes and the cases decided pursuant thereto. No shares of Company Common Stock are owned by the Company in treasury. No shares of Company Common Stock have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of the Stockholders. The Company has no bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

                  3.3 Transactions in Capital Stock. The Company has not acquired any capital stock of the Company within the two (2) year period preceding the execution of this Agreement. Except as set forth on Schedule 3.3, there exist no options, warrants,


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subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of the Company, and no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its authorized but unissued capital stock.

                  3.4 Continuity of Business Enterprise. Except as set forth on
Schedule 3.4 and except as contemplated by this Agreement, there has not been any sale, distribution or spin-off of significant assets of the Company or any of its Affiliates other than in the ordinary course of business within the two
(2) year period preceding the date of this Agreement.

                  3.5 Corporate Records. Copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of the Company have been delivered or made available to Purchaser and Vision Twenty-One and are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered or made available to Purchaser and Vision Twenty-One, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the stockholders of the Company in the three (3) years prior to the Closing Date, and contain all other material minutes and consents of the directors and stockholders of the Company since their formation.

                  3.6 Authorization and Validity. The Company has the corporate power and authority to execute this Agreement and carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby to be performed by the Company, have been duly authorized by the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Company has obtained, in accordance with applicable law and its Certificate of Incorporation and Bylaws, the approval of its stockholders necessary for the consummation of the transactions contemplated hereby.

                  3.7 No Conflict. Except as disclosed on Schedule 3.7, to the best knowledge of the Company and the Active Stockholders, the execution and delivery of the documents contemplated hereunder and the consummation of the transactions contemplated thereby by the Company will not violate any provision of the Company's organizational documents.

                  3.8 Financial Statements. The Company has furnished to Purchaser and Vision Twenty-One its audited balance sheets and related audited statements of operations, changes of net worth and of cash flows of the Company for the years ended December 31, 1997, 1996 and 1995, and the related notes thereto


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(collectively, the "Financial Statements"). The Financial Statements are
complete and correct in all material respects. The Financial Statements have been prepared in accordance with GAAP, reflect all liabilities of the Company required to be stated therein and fairly present in all material respects the financial position of the Company at the dates and for the periods indicated. To the best knowledge of the Company and the Active Stockholders, since December 31, 1998 (the "Company Balance Sheet Date") there has been no Material Adverse Effect upon the assets or liabilities or in the business or condition, financial or otherwise, or the results of operations or prospects of the Company, and, to the best knowledge of the Company and the Active Stockholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

                  3.9 Absence of Certain Changes. Since the Company Balance Sheet Date, there has not: been any material change in the business or operations of the Company.

                  3.10 Commitments. Except for the contracts described on
Schedule 3.11, to the best knowledge of the Company and the Active Stockholders, the Company is not a party to nor bound by, nor are any of the shares of Company Common Stock subject to, nor are the Assets or the business of the Company bound by, whether or not in writing, any agreements involving in excess of ten percent (10%) of the total revenues of the Company. The agreements set forth on Schedule
3.11 (the "Commitments") have been entered into in the ordinary course of business. Except as set forth on Schedule 3.11 and to the best knowledge of the Company and the Active Stockholders, there are no existing events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company or, to the best knowledge of the Company and the Active Stockholders, any other party under any Commitment, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described on Schedule 3.11. The Commitments are in full force and effect and are valid and enforceable obligations of the Company, and to the best knowledge of the Company and the Active Stockholders, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted, nor has the Company waived any rights thereunder, except as described on Schedule 3.11.

         4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. Each Stockholder severally represents and warrants to Purchaser about itself only, that the following are true and correct on the date hereof:

                  4.1 Stock Ownership. Such Stockholder owns the number of shares of Company Common Stock set forth opposite such Stockholder's name on
Schedule 3.3, free and clear of all liens, pledges, restrictions, voting trusts, security interests or other encumbrances whatsoever.

                  4.2  Validity; Stockholders Capacity. This Agreement and each


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other agreement contemplated hereby have been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  4.3 No Violation. Except as set forth on Schedule 4.3, to the knowledge of the Stockholder, neither the execution, delivery or performance of this Agreement or the other agreements to be executed and delivered by such Stockholder in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture or other instrument under which such Stockholder is bound or to which any of his property or shares of Company Common Stock are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of his property or shares of Company Common Stock or (b) to the best knowledge of such Stockholder, violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to such Stockholder.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company and the Stockholders that the following are true and correct on the date hereof; when used in this SECTION 5, the term "best knowledge" (or words of similar import) shall mean such knowledge, as shall have been obtained after conducting due and diligent inquiry, of those individuals listed on Schedule 5:

                  5.1. Organization and Good Standing; Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Purchaser is not qualified or licensed to do business in any other jurisdiction.

                  5.2. Capitalization. The authorized capital stock of Purchaser consists of 10,000 shares of Common Stock, of which 100 shares of Purchaser Common Stock are issued and outstanding. Vision Twenty-One owns all of the issued and outstanding shares of Purchaser Common Stock.

                  5.3. Authorization and Validity. Purchaser has the corporate power and authority to execute this Agreement and carry out its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby to be performed by Purchaser, have been duly authorized by Purchaser. This Agreement and the other agreements contemplated hereby to be executed by Purchaser have been, or will be as of the Closing, duly


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executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  5.4. No Conflict. The execution and delivery of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated thereby by Purchaser will not (i) violate any provision of Purchaser's organizational documents, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, contract, license, permit, instrument or any other agreement to which Purchaser is a party, (iii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property of Purchaser, or (iv) violate or conflict with any order, award, judgment or decree or other restriction or any law, ordinance, rule or regulation to which Purchaser or its property is subject except for those which would not have a Material Adverse Effect.

         6. REPRESENTATIONS AND WARRANTIES OF VISION TWENTY-ONE. Vision Twenty-One represents and warrants to the Company and the Stockholders that the following are true and correct on the date hereof; when used in this Section 6, the term "best knowledge" (or words of similar import) shall mean such knowledge, as shall have been obtained after conducting due and diligent inquiry, of those individuals listed on Schedule 6:

                  6.1 Organization and Good Standing; Qualification. Vision Twenty-One is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Vision Twenty-One is duly qualified and licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Vision Twenty-One or the practice of the businesses conducted by Vision Twenty-One makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

                  6.2 Subsidiary. Vision Twenty-One owns all of the issued and outstanding stock of Purchaser. All outstanding shares of capital stock of Purchaser have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by Vision Twenty-One free and clear of all liens, pledges, security interests, restrictions, voting trusts or other encumbrances of any nature whatsoever.

                  6.3 Capitalization. The authorized capital stock of Vision Twenty-One consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 12,282,913 shares of Common Stock (excluding contingent shares) are issued and outstanding as of March 26, 1998. Options and warrants to acquire an additional 2,062,214 shares of Vision Twenty-One Common Stock are outstanding. The


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issuance and delivery of the shares of Common Stock to be issued by Vision
Twenty-One in connection with this Agreement have been duly and validly authorized by all necessary corporate action on the part of Vision Twenty-One. The Common Stock being transferred by Vision Twenty-One hereunder shall be free and clear of all liens, pledges, restrictions, voting trusts, security interests or other encumbrances of any nature whatsoever, except as set forth herein or in the Registration Rights Agreement between the Stockholders and Vision Twenty-One. Each outstanding share of Common Stock and the shares to be issued hereunder have been legally and validly issued and are fully paid and nonassessable. No shares of Common Stock have been, and the shares of Common Stock to be issued pursuant to this Agreement will not be, issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of Vision Twenty-One's stockholders.

                  6.4 Authorization and Validity. The execution, delivery and performance by Vision Twenty-One of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby to be performed by Vision Twenty-One, have been duly authorized by Vision Twenty-One. This Agreement and the other agreements contemplated hereby to be executed by Vision Twenty-One have been duly executed and delivered by Vision Twenty-One and constitute the legal, valid and binding obligation of Vision Twenty-One, enforceable against Vision Twenty-One in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

                  6.5 No Conflict. The execution and delivery of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby by Vision Twenty-One will not (i) violate any provision of Vision Twenty-One's Articles of Incorporation or By-Laws, (ii) violate any provision of or result in the breach of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, material contract, license, permit, instrument or any other material agreement to which Vision Twenty-One is a party, (iii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property of Vision Twenty-One, or (iv) violate or conflict with any order, award, judgment or decree or other restriction or any law, ordinance, rule or regulation to which Vision Twenty-One or its property is subject or by which Vision Twenty-One or its property may be bound or affected.

                  6.6 Securities. The Vision Twenty-One Common Stock to be issued to the Stockholders, when issued, will be duly and validly issued, fully paid and nonassessable.

                  6.7 Documents. Vision Twenty-One has furnished the Company with a true and complete copy of each report and registration statement filed by it with the SEC (the "Purchaser Documents") since its initial public offering, which are all the documents that it was required to file with the SEC since such date. As of their respective dates, the


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Purchaser Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Purchaser Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Purchaser Documents, together with the notes thereto, have been prepared in accordance with GAAP, reflect all liabilities of Vision Twenty-One required to be stated therein and present fairly the financial condition of Vision Twenty-One at such date and the results of operations and cash flows of Vision Twenty-One for the period then ended. The Purchaser Documents do not contain any untrue statements of material facts or omit to state any material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date hereof except for such facts as are disclosed herein and except for the transactions contemplated hereby.

         7.       SECURITIES LAW MATTERS.

                  7.1 Investment Representations and Covenants. Each Stockholder severally represents, warrants and covenants as follows:

                      a. Such Stockholder understands that the Vision Twenty-One Common Stock will not be registered under the Securities Act or any state securities laws on the grounds that the issuance of the Vision Twenty-One Common Stock is exempt from registration pursuant to Section 4(2) of the Securities Act and applicable state securities laws, and that the reliance of Vision Twenty-One on such exemptions is predicated in part on the Stockholder's representations, warranties, covenants and acknowledgments set forth in this Section.

                      b. Such Stockholder represents and warrants that he is an "accredited investor" or "sophisticated investor" as defined under the Securities Act and state "Blue Sky" laws, or that such Stockholder has utilized, to the extent necessary to be deemed a sophisticated investor under the Securities Act and State "Blue Sky" laws, the assistance of a professional advisor.

                      c. Such Stockholder represents and warrants that the Vision Twenty-One Common Stock to be acquired by the Stockholder upon consummation of the transactions described in this Agreement will be acquired by the Stockholder for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that the Stockholder will not distribute any of the Vision Twenty-One Common Stock in violation of the Securities Act. All Vision Twenty-One Common Stock shall bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN


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REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY ONLY BE SOLD OR
OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS."

         In addition, the Vision Twenty-One Common Stock shall bear any legend required by the securities or "Blue Sky" laws of any state where the Stockholder resides as well as any other legend deemed appropriate by Vision Twenty-One or its counsel.

                      d. Such Stockholder (i) acknowledges that the Vision Twenty-One Common Stock issued to it at the Closing must be held indefinitely by it unless subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales of Vision Twenty-One Common Stock made pursuant to Rule 144 under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (iii) is aware that Rule 144 is not immediately available for use for resale of any of the Vision Twenty-One Common Stock to be acquired by the Stockholder upon consummation of the transactions described in this Agreement, and (iv) acknowledges and agrees that the registration of the Vision Twenty-One Common Stock shall be subject to the terms and provisions of the Registration Rights Agreement.

                      e. Such Stockholder represents and warrants to Vision Twenty-One that Stockholder, either alone or together with the assistance of Stockholder's own professional advisor, has such knowledge and experience in financial and business matters such that Stockholder is capable of evaluating the merits and risks of an investment in the Vision Twenty-One Common Stock and is able to sustain a complete loss of such investment.

                      f. Such Stockholder confirms that he has had the opportunity to ask questions of and receive answers from Vision Twenty-One concerning the terms and conditions of his investment in the Vision Twenty-One Common Stock, and that he has received, to his satisfaction, such information about Vision Twenty-One's operations as he has requested.

                      g. Such Stockholder agrees that it will not sell or otherwise transfer or dispose of the Vision Twenty-One Common Stock or any interest therein (unless such shares have been registered under the Securities Act or after two years pursuant to Rule 144) without first complying with either of the following conditions:

                           (i)      Vision Twenty-One shall have received a
written legal opinion from legal counsel, which opinion and counsel shall be satisfactory to Vision Twenty-One in the exercise of its reasonable judgment, or a copy of a "no-action" or interpretive letter of the SEC specifying the nature and circumstance of the proposed transfer, in either instance indicating or opining, as the case may be, that the proposed


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transfer will not be in violation of any of the registration provisions of the
Securities Act and the rules and regulations promulgated thereunder; or

                           (ii)     Vision Twenty-One shall have received an
opinion from its own counsel to the effect that the proposed transfer will not be in violation of any of the registration provisions of the Securities Act and the rules and regulations promulgated thereunder.

Such Stockholder acknowledges and agrees that the certificates or instruments representing the Vision Twenty-One Common Stock to be issued to Stockholder pursuant to this Agreement shall contain a restrictive legend noting the restrictions on transfer described in this Section and required by federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Vision Twenty-One's transfer agent in the event such provisions and applicable federal and state securities laws are not complied with by the Company.

         8. COVENANTS OF PURCHASER, THE COMPANY AND THE STOCKHOLDERS. Purchaser, the Company and the Stockholders agree as follows:

                  8.1 Fees and Expenses. Vision Twenty-One shall pay the costs and expenses of its advisors and the reasonable and customary expenses of the Company and Stockholders with respect to the negotiation and consummation of this Agreement and the transactions contemplated herein.

                  8.2 Tax Matters.

                      a. Returns. The Company shall duly and timely file all Tax Returns for the Company that are required to be filed on or before the Closing Date and shall duly and timely pay all taxes shown on such Tax Returns to be due. Vision Twenty-One shall duly and timely file the Company's final S corporation income tax returns, provided, however, that such returns shall not be filed without the consent of Stockholders, which shall not be unreasonably withheld. Vision Twenty-One shall provide the Stockholders reasonable access to the books and records of the Company to allow the Stockholders to review such tax returns.

                      b. Audits. The Stockholders will allow Vision Twenty-One and its counsel to participate, at their expense, in any audits of the federal, state or local income tax returns of the Company relating to a period prior to Closing. The Stockholders will not settle any such audit without the prior written consent of Vision Twenty-One, which shall not be unreasonably withheld. Vision Twenty-One will allow the Stockholders and their counsel to participate in any matters relating to a federal, state or local tax return relating to a period prior to Closing and will not settle any such matter without the consent of the Stockholders, which shall not be unreasonably withheld. Vision Twenty-One shall not amend any tax return of the Company relating to a period prior to Closing without the consent of the Stockholders. Vision Twenty-One shall provide the Stockholders reasonable access to the books and records of the Company for any tax matters relating to the tax periods prior to Closing.

                      c. Reorganization Treatment. The parties intend that for income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and Vision Twenty-One shall report the transactions contemplated hereunder as such on any tax return and shall take no action that results in the Merger not qualifying as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

                8.3 Rule 144. Vision Twenty-One covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent required from time to time to enable the Company to sell the Vision Twenty-One Common Stock without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC.

         9.       CLOSING DELIVERIES.

                  9.1 Deliveries of the Company and the Stockholders. At the Closing, the Company or each Stockholder, as appropriate, shall deliver the following, all of which shall be in a form reasonably satisfactory to Purchaser and Parent:

                           a.       certificates representing all of the issued
and outstanding shares of Company Common Stock, duly endorsed in blank by the applicable Stockholders or accompanied by duly endorsed stock powers in blank, with all necessary transfer tax and other revenue stamps, acquired at the applicable Stockholder's expense, affixed and canceled. Each Stockholder agrees to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Common Stock being delivered by it or with respect to the stock powers accompanying such Company Common Stock;

                           b.       a copy of resolutions of the Boards of
Directors of the Company authorizing the execution, delivery and performance of this Agreement and all other documents and agreements to be executed by the Company in connection herewith, certified by the Assistant Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  9.2 Deliveries of Purchaser. At the Closing, Purchaser shall deliver the following, all of which shall be in a form reasonably satisfactory to the Company and the Stockholders:

                           a.       a copy of the resolutions of the Board of
Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all other documents and agreements to be executed in connection herewith, certified by the Secretary of Purchaser as being true and correct copies of the originals thereof subject to no modifications or amendments.

                  9.3 Deliveries of Parent. At the Closing, Parent shall deliver the following, all of which shall be in a form reasonably satisfactory to the Company and the Stockholders:

                           a.       a copy of the resolutions of the Board of
Directors of Parent authorizing the execution, delivery and performance of this Agreement and all other documents and agreements to be executed in connection herewith, certified by the Secretary of Parent as being true and correct copies of the originals thereof subject to no modifications or amendments;

                           b.       stock certificates representing the Vision
Twenty-One Common Stock.

         10.      POST CLOSING MATTERS.

                  10.1 Approval of Insurance Commissioner. Purchaser and Parent shall pursue any approval of the Wisconsin Insurance Commissioner and any other appropriate regulatory or governmental agency required in connection with the transaction contemplated by this Agreement. The Company and the Stockholders agree to cooperate with the Purchaser and Parent in obtaining such approval. Purchaser and Parent agree to indemnify, defend and hold the Company and the Stockholders harmless from and against any liability relating to obtaining, or failing to obtain, such approvals, including, without limitation, any penalties, charges or fines assessed or asserted relating thereto.

         11.      REMEDIES

                  11.1 Indemnification. The parties hereto hereby acknowledge, affirm and agree to be bound by the provisions set forth in
Article 14 of the Merger Agreement; provided, however, that the breach of any representation, warranty or covenant by a party hereto must be material to the transactions contemplated by this Agreement and the Merger Agreement, taken as a whole. Any claim of indemnifcation hereunder against the Stockholders shall be applied against the limitations and exceptions in the Merger Agreement and shall not create an independent obligation other than as set forth in the Merger Agreement.

         12.    NON-COMPETITION AND CONFIDENTIALITY COVENANT.

                  12.1 The Stockholders' Non-Competition Covenant. The Stockholders recognize that their covenants contained in this Article 12.1 are an essential part of this Agreement and that, but for the agreement of the Stockholders to comply with such covenants, Purchaser and Vision Twenty-One would not have entered into this Agreement. The Stockholders acknowledge and agree that their covenants not to compete are necessary to ensure the continuation of the business of the Company, and that irreparable and irrevocable harm and damage will be done to the Purchaser and Vision Twenty-One if the Stockholders compete with the Purchaser or Vision Twenty-One after the Closing Date. Accordingly, and as part of the consideration hereof, except for the Stockholder's ownership interest in and operation of Vision Insurance Plan of America and except for the employment agreement between Robert L. Sowinski and Vision Twenty-One, none of the Stockholders shall for a period of five (5) years from the Closing Date, directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, or in any other individual or representative capacity whatsoever: (a) engage in any medical or optometric practice management business within the State of Wisconsin; (b) engage in the conduct of a retail optical business within the State of Wisconsin; (c) engage in the conduct of an optometry business within twenty (20) miles of any office location of the EyeCare One existing on the Closing Date; (d) solicit the employees of Vision Twenty-One to become employed by any Stockholder or otherwise terminate their employment relationship with Vision Twenty-One; (e) render advice or assistance, or have any interest in, or provide any services to any competitor of the EyeCare One or, in the case of Robert L. Sowinski, Vision Twenty-One; provided, however, that ownership of no more than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in a competing business; or (f) call upon or solicit any customers or clients of the Company, EyeCare One or Vision Twenty-One for the purpose of providing medical or optometric practice management services, retail optical sales or services, or optometric services.

                  12.2 The Stockholders' Confidentiality Covenant. From the date hereof, none of the Stockholders shall, directly or indirectly, use for any purpose, or disclose to any third party, any information of the Purchaser, Vision Twenty-One, any of its Affiliates, EyeCare One or the Company (whether written or oral), including any business management or economic studies, customer lists, proprietary forms, proprietary business or management methods, marketing data, operational methods or procedures, fee schedules or trade secrets of the Purchaser, Vision Twenty-One, any of its Affiliates, EyeCare One or the Company, and including the terms and provisions of this Agreement and any transaction or document executed by the parties pursuant to this Agreement. Notwithstanding the foregoing, the Stockholders may disclose information that they can establish (a) is or becomes generally available to and known by the public or health community (other than as a result of an unpermitted disclosure directly or indirectly by the Stockholders); (b) is or becomes available to the Stockholders on a nonconfidential basis from a source other than the Purchaser or Vision Twenty-One provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Purchaser, Vision Twenty-One, EyeCare One or the Company; or (c) is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

                  12.3 Remedies for Breach of Restrictive Covenants. Each of the Stockholders acknowledges that violation of the restrictive covenants contained in Sections 12.1 and 12.2 would cause irreparable harm to the Purchaser and Vision Twenty-One which cannot be fully redressed by payment of damages by the Stockholders. Accordingly, the Purchaser and Vision Twenty-One shall be entitled in addition to any other right or remedy they may have, at law or in equity, to an injunction, enjoining or restraining a Stockholder from any violation or threatened violation of Sections 12.1 and 12.2. If any of the rights, remedies or restrictions contained in this Article 12 shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Article 12 in its reduced form for all purposes in the manner contemplated hereby. The restrictive covenants contained in this Article 12 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of the Stockholders against Vision Twenty-One, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Vision Twenty-One of the restrictive covenants contained in this Article 12.

                  12.4     Survival. The parties acknowledge and agree that this
Article 12 shall survive the Closing of the transactions contemplated herein.

         13.      DISPUTES.

                13.1 Mediation and Arbitration. Any dispute, controversy or claim (excluding claims arising out of an alleged breach of Article 15 of this Agreement) arising out of this Agreement, or the breach thereof, that cannot be settled through negotiation shall be settled (a) first, by the parties trying in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the AAA (such mediation session to be held in Milwaukee, Wisconsin, and to commence within 15 days of the appointment of the mediator by the AAA), and (b) if the dispute, controversy or claim cannot be settled by mediation, then by arbitration administered by the AAA under its Commercial Arbitration Rules (such arbitration to be held in Milwaukee, Wisconsin, before a single arbitrator and to commence within 15 days of the appointment of the arbitrator by the AAA), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         14.      MISCELLANEOUS

                14.1 Taxes. The Stockholders shall pay all transfer taxes, sales and other taxes and charges imposed by the State of Wisconsin, if any, which may become payable in connection with the transactions and documents contemplated hereunder. Vision

Twenty-One shall pay all transfer taxes, sales and other taxes and charges imposed by the State of Florida, if any, which may become payable in connection with the transactions and documents contemplated hereunder.

                  14.2 Parties Bound. Except to the extent otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person shall have any right, benefit or obligation hereunder (except pursuant to Section 14 hereof).

                  14.3 Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

                  If to Purchaser or Vision Twenty-One addressed to:

                  Vision Twenty-One, Inc.
                  7209 Bryan Dairy Road
                  Largo, Florida 34777
                  Facsimile No. (813)547-4371
                  Attn: Richard T. Welch, Chief Financial Officer

                  With copies to:

                  Shumaker, Loop & Kendrick
                  Post Office Box 172609
                  101 E. Kennedy Boulevard, Suite 2800
                  Tampa, Florida 33672-0609
                  Facsimile No. (813) 229-1660
                  Attn: Darrell C. Smith, Esquire

                  If to the Company addressed to:

                  Vision Insurance Plan of America, Inc.
                  1126 South 70th Street, Suite 5407B
                  West Alice, Wisconsin 53214
                  Facsmile No. (414) 771-8711
                  Attn: Robert L. Sowinski, President

                  With copies to:

                  Godfrey & Kahn, S.C.
                  780 North Water Street
                  Milwaukee, Wisconsin 53202-3590
                  Facsimile No. (414)273-5198
                  Attn: Stephen Chernof

or to such other address as such party may have given to the other parties by notice pursuant to this Section 18.3. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

                  14.4 Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin without giving effect to its conflicts of laws.

                  14.5 Entire Agreement; Amendments and Waivers. This Agreement, together with the documents contemplated by this Agreement and all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of any of the provisions of this Agreement shall be binding unless it shall be executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  14.6 Assignment. This Agreement may not be assigned by operation of law or otherwise except that Vision Twenty-One shall have the right to assign this Agreement, at any time, to any Affiliate or direct or indirect wholly-owned subsidiary provided that Vision Twenty-One shall remain primarily liable under this Agreement in the event of such assignment.

                  14.7 Attorneys' Fees. Except as otherwise specifically provided herein, if any action or proceeding is brought by any party with respect to this Agreement or the other documents contemplated with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation or arbitration, including, without limitation, attorneys' fees, to be paid by the losing party, in such amounts as may be determined by the court having jurisdiction of such action or proceeding or by the arbitrators deciding such action or proceeding.

                  14.8 Announcements and Press Releases. Any press releases or any other public announcements by any party hereto concerning this Agreement or the transactions contemplated hereunder shall be approved in advance by the other parties hereto; provided, however, that Vision Twenty-One may make such disclosures as are required under federal and state securities laws in the opinion of counsel to Vision Twenty-One and Vision Twenty-One will provide copies of any announcements and press releases to the other parties hereto prior to general disclosure.

                  14.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14.10 Headings. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  14.11 Severability. Each article, section and subsection of this Agreement constitutes a separate and distinct undertaking, covenant or provision of this Agreement. If any such provision shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        "COMPANY"

                                        VISION INSURANCE PLAN OF AMERICA, INC.


                                        By: /s/ Robert L. Sowinski
                                           -------------------------------------
                                           Robert L. Sowinski, President

                                        "STOCKHOLDERS"


                                         /s/ Martin F. Stein
                                        ----------------------------------------
                                        Martin F. Stein

                                         /s/ Robert L. Sowinski
                                        ----------------------------------------
                                        Robert L. Sowinski

                                         /s/ Eugene H. Edson
                                        ----------------------------------------
                                        Eugene H. Edson

                                         /s/ John Colman
                                        ----------------------------------------
                                        John Colman, as Trustee of John C.
                                        Colman Trust u/t/a dated August 5, 1994

                                         /s/ Stephen L. Chernof
                                        ----------------------------------------
                                        Stephen L. Chernof

                                         /s/ Thomas W. Witter
                                        ----------------------------------------
                                        Thomas W. Witter

                                        "PURCHASER"

                                        VISION TWENTY-ONE OF WISCONSIN, INC.


                                        By: /s/ Theodore N. Gillette
                                           -------------------------------------
                                           Theodore N. Gillette, President

                                        By: /s/ Richard L. Sanchez
                                           -------------------------------------
                                           Richard L. Sanchez, Secretary

                                        "VISION TWENTY-ONE"

                                        VISION TWENTY-ONE, INC.


                                        By: /s/ Theodore N. Gillette
                                           -------------------------------------
                                           Theodore N. Gillette, President

                                        By: /s/ Richard L. Sanchez
                                           -------------------------------------
                                           Richard L. Sanchez, Secretary